EXHIBIT 99.1

Active Power Reports First Quarter 2014 Results

AUSTIN, Texas (April 29, 2014) – Active Power (NASDAQ: ACPW) reported results for the first quarter ended March 31, 2014.

Highlights

•	Service revenue increased 17% from the first quarter of 2013 to $3.5 million, but decreased 25% from the previous quarter.

•	Shipped a large UPS order to ABN AMRO, a Dutch state-owned bank, for deployment at one of the bank’s facilities located south of Amsterdam.

•	Booked first order from Caterpillar for CleanSource® HD UPS for shipment to one of the largest medical centers in the Netherlands.

•	Appointed a new sales and marketing director in China who brings more than 18 years of sales and marketing experience in the critical power infrastructure and energy markets.

•	Appointed a chief knowledge officer who brings deep technical experience in data center design, planning, and consulting to strengthen Active Power’s voice in the mission critical and energy storage markets.

•	Completed public offering of 3.7 million newly issued shares at a price of $3.15 per share, generating approximately $10.5 million in net proceeds to the company.

Unless otherwise stated, all comparisons are to the period ended March 31, 2013, as restated.

Q1 2014 Financial Results
Revenue in the first quarter of 2014 was $10.9 million compared to $14.4 million in the year-ago period and $13.9 million in the previous quarter. The decrease from the previous quarter and the first quarter of 2013 were due primarily to large MIS projects and their associated service revenue which were not repeated in the first quarter of 2014.

Gross margin in the first quarter of 2014 was 26.8% compared to 30.2% in the year-ago period and 30.0% in the previous quarter. The decrease in gross margin from the previous quarter and the first quarter of 2013 were primarily due to higher unabsorbed production costs in 2014.

Operating expenses in the first quarter of 2014 were $6.6 million compared to $5.7 million in the year-ago period and $8.0 million in the previous quarter. The sequential decrease was largely due to the reduction of expenses, including severance, management transition costs, stock-based compensation, relocation, and legal fees recorded in the previous quarter. The increase from the first quarter of 2013 was driven primarily by higher product development expenses and higher severance costs and professional fees.

Net loss in the first quarter of 2014 was $3.9 million or $(0.19) per share compared to a net loss of $1.4 million or $(0.07) in the year-ago period and $4.1 million or $(0.21) per share in the previous quarter. The decrease in net loss from the previous quarter was primarily due to a decrease in operating expenses. The increase in net loss from the first quarter of 2013 was due to the impact of lower revenue in the 2014 quarter compared to the comparable quarter.

Adjusted EBITDA in the first quarter of 2014 was a negative $3.1 million compared to a negative $1.0 million in the year-ago period and a negative $3.0 million in the previous quarter. The adjusted EBITDA decrease from the first quarter of 2013 is primarily due to a higher net loss in the 2014 quarter.

Cash and cash equivalents totaled $18.7 million at March 31, 2014, which includes approximately $10.5 million in net proceeds from the public offering of shares in February 2014. This compares to cash and cash equivalents of $12.3 million at Dec. 31, 2013, and $15.0 million at March 31, 2013.

Management Commentary
“We completed our first full quarter with the new executive team and sales organization in place and are executing against our new strategy which we began rolling out in December,” said Mark A. Ascolese, president and CEO, at Active Power. “We continue to take deliberate action in the quarter as we strengthened our field sales team and distribution channels through the addition of highly experienced sales personnel and new sales partners.”

“Moving ahead, we remain focused on our three priorities which include generating consistent sales performance; maximizing the products and solutions we have in place now to grow the business; and positioning Active Power as a mission critical and energy storage company. These initiatives are aimed at increasing bookings and consistency of order flow.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, April 29, 2014, at 8:30 a.m. (ET) to discuss its first quarter 2014 results. Interested parties can dial into the conference call at the time of the event at (888) 337-8169. For callers outside the U.S. and Canada, please dial (719) 785-1753.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions, and provides related services, that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about our adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles. In the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA.  See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release that relate to future results and events (including statements about the anticipated success of our new strategy; our expectations that bookings made during the quarter will ship later in the year; our future financial and operating performance; and statements relating to generating consistent sales performance, prospects for growing the business and improving profitability, and increasing bookings and consistency of order flow) are forward-looking statements based on Active Power’s current expectations. Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties including: our history of significant operating losses; our increased emphasis on larger and more complex system solutions and customer concentration; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products in the market; significant competition and decreased product sales prices; intellectual property claims; pending legal matters that have increased our costs and could result in fines and penalties; our transition to new management; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Brion D. Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	(unaudited)
	2014	2013
		(restated)

Revenues:
Product revenue	$7,457	$11,450
Service and other revenue	3,481	2,974
Total revenue	10,938	14,424

Cost of goods sold:
Cost of product revenue	5,905	7,966
Cost of service and other revenue	2,105	2,104
Total cost of goods sold	8,010	10,070
Gross profit	2,928	4,354

Operating expenses:
Research and development	2,080	1,631
Selling and marketing	2,888	2,937
General and administrative	1,606	1,134
Total operating expenses	6,574	5,702
Loss from Operations	(3,646)	(1,348)

Interest expense, net	(101)	(82)
Other income (expense), net	(127)	9

Net Loss	$(3,874)	$(1,421)

Net Loss per share, basic and diluted	$(0.19)	$(0.07)

Shares used in computing net loss per share, basic and diluted	20,574	19,225

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per value)

	March 31, 2014	December 31, 2013
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$18,656	$12,261
Restricted cash	520	520
Accounts receivable, net of allowance for doubtful accounts of $261 and $313 at March 31, 2014 and December 31, 2013, respectively	9,398	9,075
Inventories, net	12,921	12,020
Prepaid expenses and other	575	680
Total current assets	42,070	34,556
Property and equipment, net	2,798	3,056
Deposits and other	296	295
Total assets	$45,164	$37,907

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,427	$2,993
Accrued expenses	4,530	5,583
Deferred revenue	2,577	2,749
Revolving line of credit	5,535	5,535
Total current liabilities	17,069	16,860
Long-term liabilities	746	741
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 23,145 and 19,452 issued and 23,079 and 19,388 outstanding at March 31, 2014 and December 31, 2013, respectively	23	19
Treasury stock	(222)	(215)
Additional paid-in capital	301,886	290,964
Accumulated deficit	(275,042)	(271,168)
Other accumulated comprehensive income	704	706
Total stockholders' equity	27,349	20,306
Total liabilities and stockholders' equity	$45,164	$37,907

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended
	March 31,		March 31,		December 31,
	2014	% of total	2013	% of total	2013	% of total
			(restated)
UPS	$6,636	61%	$7,420	51%	$5,889	42%
MIS	821	7%	4,030	28%	3,411	25%
Total Product Revenue	7,457	68%	11,450	79%	9,300	67%
Service	3,481	32%	2,974	21%	4,626	33%
Total Revenue	$10,938	100%	$14,424	100%	$13,926	100%

Revenue by Geography

Americas	$7,905	72%	$12,092	84%	$11,278	81%
EMEA	2,148	20%	2,558	18%	1,448	10%
Asia	885	8%	(226)	-2%	1,200	9%
Total Revenue	$10,938	100%	$14,424	100%	$13,926	100%

Adjusted EBITDA
(in thousands)

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
		(restated)

Net Loss	$(3,874)	$(1,421)	$(4,127)
Interest Expense	101	82	88
Depreciation Expense	314	262	280
Stock Based Compensation	333	137	784
Impairment of Long-Lived Assets	-	(17)	(3)
Adjusted EBITDA	$(3,126)	$(957)	$(2,978)

About Presentation of Adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income, or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The exclusion of these items should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. These excluded items could have a material impact on earnings. While management relies primarily on GAAP results, the company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally as a supplemental measure for forecasting and budgeting. Adjusted EBITDA may not be indicative of the historical operating results of Active Power, Inc., nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.